Exhibit 10.01

SECOND ADDENDUM TO
ASSET SALE AGREEMENT
a Nevada corporation
Montecito Offshore, LLC

This Second Addendum to Asset Sale Agreement (the “Addendum”) is executed to be effective as of May 2, 2011 by and among Paxton Energy, Inc. a Nevada corporation (“Paxton”), whose principal office is located at 295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449 (Mailing Address: P.O. Box 1148 Zephyr Cove, NV89448-1148), Montecito Offshore, L.L.C., a Louisiana limited liability company (“Seller”), whose mailing address is 909 Poydras Street, Ste 2200, New Orleans, LA 70112, and PaxAcq Inc., a Louisiana corporation (“PaxAcq”), a wholly-owned subsidiary of Paxton, whose address 8550 United Plaza Blvd, Bldg II Ste 305, Baton Rouge LA 70809.

Recitals

A.      On or about March 28, 2011, Paxton and Seller entered into an Asset Sale Agreement (the “Original Agreement”)

B.      On or about April 7, 2011, Paxton and Seller entered into the First Addendum to Asset Sale Agreement (the “First Addendum”).

C.      On April 29, 2011, Articles of Incorporation of PaxAcq were filed in the Office of the Secretary of State, State of Louisiana creating PaxAcq, which will be a wholly-owned subsidiary of Paxton.

D.      On April 29, 2011, Paxton, PaxAcq, Virgin Oil Company, Inc., a Louisiana corporation (“Virgin”), and Virgin Offshore U.S.A., Inc., a Delaware corporation (“Offshore”) entered into an Agreement of Merger.  Subject to satisfaction to a number of conditions described therein, Virgin and PaxAcq will merge in consideration, among other things, of common stock of Paxton to be issued to stockholders of Virgin, and Virgin will be the surviving entity in the statutory merger with PaxAcq.

E.      PaxAcq has not yet been qualified by the Bureau of Ocean Energy Management, U.S. Department of Interior (“BOEM”), but the transaction described in the Original Agreement, as amended, will close with Seller executing and delivering an assignment of the assets to be acquired to Paxton and PaxAcq under Louisiana law, and following qualification of PaxAcq by BOEM, Seller shall complete the formal assignment of such assets by the execution and delivery of a BOEM assignment of the lease referred to in the Original Agreement.

F.      The parties wish to amend further and modify certain terms of the Original Agreement and First Addendum.

NOW, THEREFORE, the parties agree as follows:

1.      Pending qualification of PaxAcq by BOEM, PaxAcq and Paxton shall close the transaction contemplated under the Original Agreement, the First Addendum, and this Second Addendum based on an assignment by Seller, as described above, in the form of the Assignment and Assumption Agreement attached hereto as Exhibit A.

2.      Once qualified by BOEM, promptly thereafter Seller shall execute and deliver to PaxAcq and Paxton the BOEM form of Assignment of Lease.  If the merger transaction referred in Recital D has closed, the Assignment shall be delivered to Virgin, as successor entity under the statutory merger with PaxAcq.

3.      As part of the closing, PaxAcq and Paxton are obligated to execute a mortgage of the assets being acquired in favor of certain investors who have participated in a Convertible Secured Debenture Offering with Warrants (“Investors”).  Seller agrees to execute a short-form mortgage in favor of the Investors, which shall remain in effect until PaxAcq has been qualified by BOEM and Seller has transferred and assigned the lease under the BOEM-approved form.  Thereupon, the short-form mortgage executed by Seller shall be released.

4.      Subparagraph 2.1 of Paragraph 2, entitled PURCHASE PRICE is supplemented to provide that the form of the Subordinated Promissory Note referred to in Section 2.1.2.1.2 of the First Addendum shall be identical to the Subordinated Promissory Note attached as Exhibit B with blanks filled in appropriately.

5,      Paragraph 6.2 of the Agreement, as modified under the First Addendum, entitled Closing, is amended to provide that the date of Closing shall be May 4, 2011, subject to an extension of such date for up to four additional business days as may be necessary in order to deliver all of the documentation necessary for the Closing, including documents as counsel for the parties may reasonably request to consummate this transaction in accordance with industry practices or as required under applicable securities and other laws.  All documents shall be subject to the reasonable approval by counsel for each respective party.  The parties agree to execute or re-execute such additional documents and to furnish such additional data as may be necessary or desirable to evidence or consummate the transactions provided for herein and specifically to vest title in PaxAcq (or to better evidence such title) the Assets that are the subject of the Agreement and are to be conveyed.

6.      This Addendum may be executed in counterpart originals, each of which together shall constitute one binding agreement.  An executed signature page sent by fax or in PDF format shall be deemed executed by such party and may be relied upon by the receiving party and by third parties with the same effect as if a complete originally executed document were delivered and received.

Paxton:	Seller:
PAXTON ENERGY, INC.	MONTECITO OFFSHORE, LLC
a Nevada corporation	a Louisiana limited liability company

By: /s/ STEPHEN SPALDING	By: /s/ ROBERT FREIHEIT

Its: Chief Financial Officer	Its: Managing Member

PaxAcq:
PAXACQ INC.
a Louisiana corporation

By: /s/ STEPHEN SPALDING

Its: Chief Financial Officer